Exhibit 10.5

RECEIVED
JUL 16 2007
YWS ARCHITECTS

Document B151TM – 1997

Abbreviated Standard Form of Agreement Between Owner and Architect

AGREEMENT made as of the Twenty First (21st)	day of May in the year Two
Thousand Seven (2007)
(In words, indicate day, month and year)

BETWEEN the Architect’s client identified as the Owner:
(Name, address and other information)

Diamond Jo Casino – Dubuque
400 East 3rd Street
Dubuque, lowa 52001

Telephone: 702-383-8000
Facsimile: 702-383-8180

and the Architect:
(Name, address and other information)

Youngblood Wucherer Sparer Architects, Ltd.
(YWS Architects, LLC)
5005 West Patrick Lane
Las Vegas, Nevada 89118

Telephone: 702-243-5670
Facsimile: 702-255-3011

For the following Project:
(Include detailed description of Project)

Design services for the Diamond Jo Dubuque Casino located in the Port of Dubuque,
Dubuque, Iowa.
YWS Architects’ Project #65-002.06

The scope of this project includes working with the Owner to provide Conceptual Design, Schematic Design, Design Development, Construction Documents, Bidding or Negotiation and Construction Observation Services for the development of the Project as described below. Services will be performed as generally outlined in Article 2 below and Exhibit “A” attached. The design has addressed the following and is more specifically outlined on the attached YWS Project Recapitulation dated May 21, 2007 and the Design Development Drawings dated May 7, 2007 (posted to the Peninsula Gaming Buzzsaw site):

Level 1

A. Gaming Area (Approximately 37,000 sf)

B. Non-Gaming Area (Approximately 14,000 sf)

C. Dining (Approximately 10,000 sf)

D. Entertainment (approximately 9,000 sf)

E. Back-of-House and Support (Approximately 25,000 sf)

ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987, and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion to it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

Interstitial Level

F. Front-of-House (Approximately 3,700 sf)

G. Back-of-House (Approximately 3,400 sf)

Level 2

H. Meeting/Convention Area (Approximately 6,000 sf)

I. Entertainment (Approximately 2,000 sf)

J. Other Amenities (Approximately 38,000 sf)

K. Back-of-House (Approximately 32,000 sf)

Level 3

L. Circulation (Approximately 1,000 sf)

Other

M. Porte Cochere (Approximately 4,000 sf)

N. Exterior Patios – Level 1 (Approximately 1,300 sf)

O. Exterior Patios – Level 2 (Approximately 2,700 sf)

P. Smokers Lounge (Approximately 200 sf)

The Owner and Architect agree as follows:

ARTICLE 1 ARCHITECT’S RESPONSIBILITIES

§ 1.1 The services performed by the Architect, Architect’s employees and Architect’s consultants shall be as enumerated in Articles 2, 3 and 12.

§ 1.2 The Architect’s services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. The Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services which may be adjusted as the Project proceeds. This schedule shall include allowances for periods of time required for the Owner’s review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

§ 1.3 The Architect shall designate a representative authorized to act on behalf of the Architect with respect to the Project.

§ 1.4 The services covered by this Agreement are subject to the time limitations contained in Section 11.5.1.

§ 1.5 The Architect shall comply with applicable laws, codes and regulations in effect as of the date of submission to building authorities including Title III of the Americans with Disabilities Act per 1.6 below. Design changes made necessary by newly enacted laws, codes and regulations after this date shall entitle the Architect to a reasonable adjustment in the schedule and additional compensation in accordance with the Additional Services provisions of this Agreement. In addition, the Architect shall be entitled to rely reasonably on interpretations and approvals given by government officials with responsibility for enforcing Requirements and shall not be responsible for changes made by such officials to interpretations or approvals previously given.

§ 1.6 The Architect’s services with regard to accessibility requirements shall be limited to the application and incorporation of the technical requirements of the Americans with Disabilities Act (“ADA”) Accessibility Guidelines, current as of the date of this agreement into the Project.

§ 1.7 The architect will perform these services with reasonable diligence and expediency consistent with sound professional practices.

§ 1.8 The Owner agrees that the Architect is not responsible for damages arising directly or indirectly from any delays for causes beyond the Architect’s control. For purposes of this Agreement, such causes include, but are not limited to, strikes or other labor disputes; severe weather disruptions or other natural disasters; fires, riots, war or other emergencies or acts of God; failure of any government agency to act in a timely manner; failure of

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987, and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

performance by the Owner or the Owner’s contractors or consultants; or discovery of any hazardous substances or differing site conditions.

§ 1.9 In recognition of the inherent risks of fast tracking to the Architect, the Owner recognizes that there may be design changes and modification of portions of the Work already constructed due to the Owner’s decision to employ the fast track process. The Owner agrees to compensate the Architect for all additional Services required to modify, the Construction Documents and coordinate them in order to meet the Owner’s program requirements because of the Owner’s decision to construct the Project in a fast track manner. The Architect shall provide the Owner with a written explanation of any required additional services together with the cost thereof prior to the performance thereof by the Architect. Owner shall have the right to approve such additional Services; such approval shall not be unreasonably withheld.

§ 1.10 The Architect shall provide complete copies to the Owner of all correspondence regarding the Project sent to, or received from, all agencies having jurisdiction over the Project in a timely manner.

ARTICLE 2 SCOPE OF ARCHITECT’S BASIC SERVICES

§ 2.1 DEFINITION

The Architect’s Basic Services consist of those described in Sections 2.2 through 2.6 and any other services identified in Article 12 as part of Basic Services, and include the engineering and consulting services as designated in Paragraph 12.1.

§ 2.2 SCHEMATIC DESIGN PHASE

§ 2.2.1 The Architect shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner. Deliverables for the Schematic Design Phase shall be defined in Exhibit “A” (attached).

§ 2.2.2 The Architect shall provide a preliminary evaluation of the Owner’s program and schedule requirements, each in terms of the other.

§ 2.2.3 The Architect shall review with the Owner alternative approaches to design and construction of the Project.

§ 2.2.4 Based on the mutually agreed-upon program and schedule requirements, the Architect shall prepare, for approval by the Owner, Schematic Design Documents consisting of drawings and other documents illustrating the scale and relationship of Project components.

§ 2.2.5 The Owner’s Contractor shall submit to the Owner a preliminary estimate of Construction Cost based on current area, volume or similar conceptual estimating techniques.

§ 2.3 DESIGN DEVELOPMENT PHASE

§ 2.3.1 Based on the approved Schematic Design Documents and any adjustments authorized by the Owner in the program and schedule, the Architect shall prepare, for approval by the Owner, Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate. Deliverables for the Design Development Phase shall be defined in Exhibit “A” (attached).

§ 2.3.2 The Owner’s Contractor shall advise the Owner of any adjustments to the preliminary estimate of Construction Cost.

§ 2.4 CONSTRUCTION DOCUMENTS PHASE

§ 2.4.1 Based on the approved Design Development Documents and any further adjustments in the scope or quality of the Project authorized by the Owner, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project. Deliverables for the Construction Development Phase shall be defined in Exhibit “A” (attached).

§ 2.4.2 The Owner’s Contractor shall assist the Owner in the preparation of the necessary bidding information, bidding forms, the Conditions of the Contract, and the form of Agreement between the Owner and Contractor.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987, and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

§ 2.4.3 The Owner’s Contractor shall advise the Owner of any adjustments to previous preliminary estimates of Construction Cost indicated by changes in requirements or general market conditions.

(Paragraphs deleted)

§ 2.5 BIDDING OR NEGOTIATION PHASE

The Architect, following the Owner’s approval of the Construction Documents, shall assist the Owner in obtaining bids or negotiated proposals and assist in awarding and preparing contracts for construction. Deliverables for the Bidding and Negotiation Phase shall be defined in Exhibit “A” (attached).

§ 2.6 CONSTRUCTION PHASE–ADMINISTRATION OF THE CONSTRUCTION CONTRACT

§ 2.6.1 The Architect’s responsibility to provide Basic Services for the Construction Phase under this Agreement commences with the notice from Owner of the issuance of Notice to Proceed to the Contractor and terminates at the earlier of the issuance to the Owner of the final Certificate for Payment or 6 months after the date of Substantial Completion of the Work.

§ 2.6.2 The Architect shall provide administration of the Contract for Construction as set forth below and in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement, unless otherwise provided in this Agreement. Modifications made to the General Conditions, when adopted as part of the Contract Documents, shall be enforceable under this Agreement only to the extent that they are consistent with this Agreement or approved in writing by the Architect.

§ 2.6.3 Duties, responsibilities and limitations of authority of the Architect under this Section 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect.

§ 2.6.4 The Architect shall be a representative of and shall advise and consult with the Owner during the administration of the Contract for Construction. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written amendment.

§ 2.6.5 The Architect, as a representative of the Owner, shall visit the site at intervals appropriate to the stage of the Contractor’s operations, or as otherwise agreed by the Owner and the Architect in Article 12, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site observations to check the quality or quantity of the Work. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents.

§ 2.6.6 The Architect shall report to the Owner known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor. However, the Architect shall not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.

§ 2.6.7 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

§ 2.6.8.The Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Substantive meetings and conversations between the Owner and the Contractor shall be memorialized in writing with a copy to the Architect. Communications by and with the Architect’s consultants shall be through the Architect.

§ 2.6.9 CERTIFICATES FOR PAYMENT

§ 2.6.9.1 If requested by the Owner, the Architect shall review and certify to the Owner amounts due the Contractor on the Application for Payment (AIA Document G702) under the Architect’s Certificate for Payment section of the document.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

§ 2.6.9.2 The Architect shall have authority to advise the Owner to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect will have authority to recommend that the Owner require additional inspection or the testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed, or completed. However, neither this authority of the Architect nor a recommendation made in good faith either to exercise or not to exercise such authority shall give rise to a duty or a responsibility of the Architect to the contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons performing portions of the Work.

§ 2.6.9.3 If requested by the Owner, the Architect’s certification as to payment shall not be a representation that the Architect has (l) made exhaustive or continuous on-site observations to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

§ 2.6.10 The Architect’s review and comments and/or certification of payment requests shall constitute a representation to the Owner, based on the Architect’s observations at the site as provided in Section 2.6.5 and on the data comprising the Contractor’s Application for Payment, to the best of the Architect’s knowledge, information and belief that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in general accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of uncovered Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of: minor deviations, from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.

§ 2.6.11 The Owner shall require that the Contractor review and approve any submittal prior to submitting the same to the Architect. The Architect shall review and comment upon or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action shall be taken with such reasonable promptness as to cause no unreasonable delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review but shall not exceed a maximum review time of ten (10) business days – including any required Consultant(s) review, except in the event of exceptional circumstances. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review shall not constitute a review or approval of safety precautions or, unless otherwise specifically stated by the Architect of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of or comments upon a specific item shall not indicate approval of an assembly of which the item is a component.

§ 2.6.11.1 The Architect shall maintain for ninety (90) days after substantial completion of the project a record of reviewed submittals and deliver all such submittal records to the Owner upon expiration of such ninety (90) day period.

§ 2.6.11.2 The Architect shall evaluate substitutions proposed by the Contractor, Owner or Owner’s Consultants as specified in the General Requirements section of the Construction Documents and shall advise the Owner as to the acceptability of such proposed substitutions. All substitutions shall be approved by the Owner.

§ 2.6.12 If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Architect shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional’s written approval when submitted to the Architect. The Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

§ 2.6.13 The Architect shall review Change Orders and Construction Change Directives, with supporting documentation and data if deemed necessary by the Architect as provided in Sections 3.1.1 and 3.3.3, for the Owner’s approval and execution in accordance with the Contract Documents, and may authorize minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents.

§ 2.6.14 The Architect shall conduct observations to determine the date or dates of Substantial Completion and the date of final completion shall receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a recommendation for payment upon the Contractor’s compliance with requirements of the Contract Documents.

§ 2.6.15 The Architect shall interpret and make recommendations concerning performance of the Owner and Contractor under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

§ 2.6.16 Interpretations and recommendations of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and recommendations, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or recommendations so rendered in good faith.

§ 2.6.17 The Architect shall make recommendations on claims, disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents.

§ 2.6.18 The Architect shall make recommendations on claims, disputes or other matters in question between the Owner and Contractor, except for those relating to aesthetic effect as provided in Section 2.6.17, shall be subject to mediation and arbitration as provided in this Agreement and in the Contract Documents.

§ 2.6.19 The Contractor may, after exercising due diligence to locate required information, request from the Architect clarification or interpretation of the requirements of the Construction Documents. The Architect shall, with reasonable promptness, respond to such Contractor’s requests for clarification or interpretation. However, if the information requested by the Contractor is apparent from field observations, is contained in the Construction Documents, Contract Documents or is reasonably inferable from them, the Contractor shall be responsible to the Owner for all reasonable costs charged by the Architect to the Owner for the Additional Services required to provide such information, pursuant, to Article 3, below.

§ 2.6.20 The Architect shall provide services required for the coordination with the installation of interior artwork and decorations as specified in the Construction Documents.

ARTICLE 3 ADDITIONAL SERVICES

§ 3.1 GENERAL

§ 3.1.1 The services described in this Article 3 are not included in Basic Services unless so identified in Article 12, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described under Sections 3.2 and 3.4 shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services in Section 3.3 are required due to circumstances beyond the Architect’s control, the Architect shall notify the Owner prior to commencing such services. If the Owner deems that such services described under Section 3.3 are not required, the Owner shall give prompt written notice to the Architect. If the Owner indicates in writing that all or parts of such Contingent Additional Services are not required, the Architect shall have no obligation to provide those services.

§ 3.2 PROJECT REPRESENTATION BEYOND BASIC SERVICES

§ 3.2.1 If more extensive representation at the site than is described in Section 2.6.5 is required, the Architect shall provide one or more Project Representatives to assist in carrying out such additional on-site responsibilities.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

§ 3.2.2 Project Representatives shall be selected, employed and directed by the Architect, and the Architect shall be compensated therefor as agreed by the Owner and Architect. The duties, responsibilities and limitations of authority of Project Representatives shall be as described in the edition of AIA Document B352 current as of the date of this Agreement, unless otherwise agreed. The Owner shall have approval rights over Project Representatives selected by the Architect, with such approval not to be unreasonably withheld.

§ 3.2.3 Through the presence at the site of such Project Representatives, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Architect as described elsewhere in this Agreement.

§ 3.3 CONTINGENT ADDITIONAL SERVICES

§ 3.3.1 Making revisions drawings, specifications or other documents when such revisions are:

.1                        inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner’s program or Project budget;

.2                        required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents, or

.3                        due to changes required as a result of the Owner’s failure to render decisions in a timely manner.

§ 3.3.2 Providing, services required because of significant changes in the Project including, but not limited to, size quality, complexity, the Owner’s schedule, or the method of bidding or negotiating and contracting for construction, except for services required under Section 5.2.5.

§ 3.3.3 Preparing Drawings, Specifications and other documentation and supporting data, evaluating Contractor’s proposals, and providing other services in connection with Change Orders and Construction Change Directives.

§ 3.3.4 Revising Drawings, Specifications and other documentation resulting from Owner approved substitutions.

§ 3.3.5 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

§ 3.3.6 Providing services made necessary by the default of the Contractor, by major defects or deficiencies in the Work of the Contractor, or by failure of performance of either the Owner or Contractor under the Contract for Construction.

§ 3.3.7 Providing services in evaluating an extensive number of claims submitted by the Contractor or others in connection with the Work.

§ 3.3.8 Providing services in connection with a public hearing, a dispute resolution proceeding or a legal proceeding except where the Architect is party thereto.

§ 3.3.9 Preparing documents for alternate, separate or sequential bids.

§ 3.4 OPTIONAL ADDITIONAL SERVICES

§ 3.4.1 Providing analyses of the Owner’s needs and programming the requirements of the Project.

§ 3.4.2 Providing financial feasibility or other special studies.

§ 3.4.3 Providing planning surveys, site evaluations or comparative studies of prospective sites.

§ 3.4.4 Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

§ 3.4.5 Providing services relative to future facilities, systems and equipment.

§ 3.4.6 Providing services to investigate existing conditions or facilities or to make measured drawings thereof.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

§ 3.4.7 Providing services to verify the accuracy of drawings and other information furnished by the Owner.

§ 3.4.8 Providing coordination of construction performed by separate contractors or by the Owner’s own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.

§ 3.4.9 Providing services in connection with the work of a construction manager or separate consultants retained by the Owner.

§ 3.4.10 Providing detailed estimates of Construction Cost.

§ 3.4.11 Providing detailed quantity surveys or inventories of material, equipment and labor.

§ 3.4.12 Providing analyses of owning and operating costs.

§ 3.4.13 Providing services required for or in connection with the procurement or installation of furniture, furnishings and related equipment, other than the coordination with the installation of interior artwork and decorations as described in paragraph § 2.6.20.

§ 3.4.14 Providing services for planning tenant or rental spaces.

§ 3.4.15 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

§ 3.4.16 Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by the Contractor to the Architect.

§ 3.4.17 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation

§ 3.4.18 Providing services after issuance to the Owner of the final Certificate for Payment, or in the absence of a final Certificate for Payment, more than 60 days after the date of Substantial Completion of the Work.

§ 3.4.19 Providing services of engineers and consultants other than those described in Paragraph 12.1 as a part of the Basic Services

§ 3.4.20 Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.

ARTICLE 4 OWNER’S RESPONSIBILITIES

§ 4.1 The Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, schedule, constraints and criteria, including space requirement and relationships, flexibility, expandability, special equipment, systems and site requirements, specifically including a slot and gaming layout (including change booths, carousels, coin banks, etc.). The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

§ 4.2 The Owner shall establish and periodically update an overall budget for the Project, including the Construction Cost, the Owner’s other costs and reasonable contingencies related to all of these costs.

§ 4.3 The Owner shall designate a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner or such designated representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.

§ 4.4 The Owner shall furnish all existing surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987, and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

shall include, as applicable, grades and lines of streets, alleys, payments and adjoining property and structures; adjacent drainage; rights-of-way, flood plains, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. The Civil Engineer (selected by the Owner but retained through the Architect at the Owner’s specific request) shall, upon the further written request of the Owner, provide additional surveys as are reasonably required for the scope of the Project. All the information on the survey shall be referenced to a Project benchmark.

§ 4.5 The Owner shall furnish the services of geotechnical engineers. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials and hazardous materials storage, ground corrosion tests and resistively tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.

§ 4.6 The Owner shall furnish the services of consultants as described in Paragraph 12.2 and such consultants other than those specifically designated in this Agreement when such services are request by the Architect and/or are reasonably required by the scope of the project. The Owner agrees to require all consultants engaged by the owner to coordinate their construction documents or reports with those of the Architect and to promptly report any conflicts or inconsistencies to the Architect and to cooperate fully with the Architect in the resolution of those conflicts or inconsistencies. While the Architect shall be responsible for coordinating its work with that of the professional services of all consultants on the Project whether retained by the Owner or Architect, this coordination shall not absolve or release contractors or other design professionals from complying with their respective standards of care. The Architect is not responsible for errors and omissions of consultants it does not retain.

§ 4.7 The Owner shall furnish structural, mechanical, and chemical tests; tests for air and water pollution; tests for hazardous materials; and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

§ 4.8 The Owner shall furnish all legal, accounting and insurance services that may be necessary at any time for the Project to meet the Owner’s needs and interests. Such services shall include auditing services the Owner may require to verify the Contractor’s Applications for Payment or to ascertain how or for what purposes the Contractor has used the money paid by or on behalf of the Owner.

§ 4.9 The services, information, surveys and reports required by Sections 4.4 through 4.8 shall be furnished at the Owner’s expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.

§ 4.10 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect’s Instruments of Service.

ARTICLE 5 CONSTRUCTION COST

§ 5.1 DEFINITION

§ 5.1.1 The Construction Cost shall be the total cost or, to the extent the Project is not completed, the estimated cost to the Owner of all elements of the Project designed or specified by the Architect.

§ 5.1.2 The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, including the costs of management or supervision of construction or installation provided by a separate construction manager or contractor, plus a reasonable allowance for their overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work.

§ 5.1.3 Construction Cost does not include the compensation of the Architect and the Architect’s consultants, the costs of the land, rights-of-way and financing or other costs that are the responsibility of the Owner as provided in Article 4.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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§ 5.2 RESPONSIBILITY FOR CONSTRUCTION COST

§ 5.2.1 The preparation of the Owner’s budget, preliminary estimate of Construction Cost and detailed estimates of Construction Cost, if any, and/or evaluations of the same shall be the responsibility of the Owner, and prepared by the Owner and/or Owner’s cost estimator or contractor.

§ 5.2.2 No fixed limit of Constructions Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget. The Architect has no responsibility for costs or budgets. Revisions to the design and documentation for elements of the Project which had previously been approved by the Owner, necessary to bring the Project into compliance with any budget will be provided as additional services.

§ 5.2.2.1 Value Engineering and/or Owner Directed Changes. If the Owner retains the services of a Value Engineer (VE) (whether it be a cost estimator, the contractor or otherwise) to review the Construction Documents prepared by the Architect, it shall be at the Owner’s sole expense and shall be performed in a timely manner so as not to delay the orderly process of the Architect’s services. The Owner shall promptly notify the Architect of the identity of the VE and shall define the VE’s scope of services and responsibilities for the Architect. All recommendations of the VE and all Owner Requested Changes shall be given to the Architect for review, and adequate time will be provided for the Architect to respond to these recommendations. If the Architect objects to any recommendations made by the VE and/or any Owner Requested Changes, it shall so state in writing to the Owner, along with the reasons for objecting. In addition, the Architect shall be compensated as Additional Service for services necessary to incorporate recommended value engineering changes and Owner requested changes into the Construction Documents provided such incorporation requires revisions to previously approved and completed work. Exclusive of the preparation of detailed engineering calculations, the Architect shall provide as part of the Basic Services all services to prepare for, review, evaluate and respond to the recommendations of the VE and Owner requested changes.

(Paragraphs deleted)

ARTICLE 6 USE OF ARCHITECTS INSTRUMENTS OF SERVICE

§ 6.1 Drawings, specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect’s consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.

§ 6.2 The Owner acknowledges the Architect’s construction documents, including electronic files, as instruments of professional service which shall remain the property of Architect. Nevertheless, copies of the final construction documents or electronic media and a complete set of AutoCad electronic files corresponding in content to the final Construction Documents prepared under this Agreement will be provided to the Owner upon completion of the services and payment in full of all monies due to the Architect. The Owner shall not reuse or make any modification to the construction documents without the prior written authorization of the Architect. The parties further acknowledge that Buzz Saw is being utilized for this Project and all electronic files posted through and to the Buzz Saw site are likewise governed by the terms and conditions for electronic files as set forth below. The Owner agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Architect, its officers, directors, employees and subconsultants (collectively “Architect”) against any damages, liabilities or costs, including reasonable attorneys fees mid defense costs, arising from or allegedly arising from or in any way connected with the unauthorized reuse or modification of the construction documents or electronic media by the Owner or any person or entity that acquires or obtains the construction documents or electronic media from or through the Owner without authorization of the Architect.

§ 6.3 Owner and Architect each binds itself, its successors, assigns and legal representatives to the other party hereto and to the successors, assignees and legal representatives of such party in respect to all covenants, agreements and obligations contained in the Agreement. The Owner may transfer, sell or assign these rights to any third party. The Owner’s right to transfer, sell, or assign these rights to any third party, including any future owner of the Project, shall be conditioned upon acceptance of the terms and conditions herein by the new owner unless the new owner is an entity which is related to the Owner. Furthermore, if the Architect objects to any such proposed assignment to a future owner of the Project (“Purchaser”), and/or the Agreement terminates, the Purchaser (other than a new owner entity which is related to Owner) shall agree that; (i) the Architect’s name and contact information shall be removed from the Construction Documents; (ii) all invoices properly due Architect shall be paid; (iii) Purchaser waives all claims relating to the use of the instruments of service and agrees to defend, indemnify and hold harmless Architect for any claims, liabilities or damages arising out of or relating to the use of the instruments

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AIA Document B151™  – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted or the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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of service or in any way connected with the Project; and (iv) Architect shall be allowed to resign as the Architect of Record for the Project.

§ 6.4 Prior to the Architect providing to the Owner any Instruments of Service in electronic form or the Owner providing to the Architect any electronic data for incorporation into the Instruments of Service, the Owner and the Architect shall by separate written agreement set forth the specific conditions governing the format of such Instruments of Service or electronic data.

§ 6.4.1 The Architect’s instruments of service hereunder are the printed hardcopy drawings and specifications issued for the Project, whereas, the electronic media, including CAD files, are tools for preparation. In the event of a conflict, however, the/printed copies will take precedence over the electronic media.

§ 6.4.2 The Architect shall retain ownership of the electronic media. The Owner is granted a license for its use, but only in the operation, maintenance, modification, extension, or expansion of the Project. Use of the materials for any other Project by any entity other than the Architect shall not be allowed.

§ 6.5 If the Architect is terminated or is not allowed to complete all the services called for by this Agreement through no fault of its own, and if Owner decides to complete the project through the use of another design professional and uses the instruments of services, the Architect shall not be held responsible for the accuracy, completeness or constructability of the construction documents prepared by the Architect if used, changed or completed by the Owner or by another party. Furthermore, if the Owner decides to complete the project through the use of another design professional and uses the instruments of services, Owner agrees to the following conditions:

a.                         Architect will remove his name from the Construction Documents;

b.                        Owner waives all claims against Architect related to the use of the instruments of service or in any way connected with the Project;

c.                         Owner will defend, indemnify and hold harmless the Architect for any claims, liabilities or damages arising out of or related to the use of the instruments of service or in any way connected with the Project except where such claims are caused by sole negligence or willful misconduct of Architect;

d.                        All invoices due the Architect must be paid in full.

ARTICLE 7 DISPUTE RESOLUTION

§7.1 MEDIATION

§ 7.1.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party. If such matter relates to or is the subject of a lien arising out of the Architect’s services, the Architect may proceed in accordance with applicab1e law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by arbitration.

§ 7.1.2 The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

§ 7.1.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

§ 7.2 ARBITRATION

§ 7.2.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with Section 7.1.

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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§ 7.2.2 Claims, disputes and other matters in question between the parties that are not resolved by mediation may be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

§ 7.2.3 A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

§ 7.2.4 No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement and signed by the Owner, Architect, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

§ 7.2.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

§ 7.3 CIAIMS FOR CONSEQUENTIAL DAMAGES

The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 8. Consequential damages include, but are not limited to, loss of use and loss of profit, loss of business, loss of income, loss of reputation or any other consequential damages that either party may have incurred from any cause of action including negligence, strict liability, breach of contract and breach of strict or implied warranty.

§ 7.3.1 The Architect and its consultants shall perform, without expense to the Owner, such professional services as may be required to correct or remedy any negligent act, error or omission of the Architect or its consultants; however, the Architect will not be responsible beyond such corrective professional services for any damages resulting from the Architect’s or its consultant’s services.

§ 7.4 LIMIT OF LIABILITY

§ 7.4.1 To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement, the total liability, in the aggregate, of Architect and Architect’s officers, directors, partners, employees, agents, and Architect’s consultants, and any of them, to Owner and anyone claiming by through, or under Owner for any and all claims, losses, costs, or damages whatsoever arising out of, resulting from or in any way related to the Project or the Agreement from any cause or causes, including but not limited to the negligence, professional errors or omissions, strict liability or breach of contract, or warranty, express or implied, of Architect or Architect’s officers, directors, partners, employees, agents, or Architect’s consultants, or any of them, shall not exceed the total amount of the available amount of Architect’s professional liability insurance, at the time of settlement or judgment.

§ 7.4.2 Consultant/Subconsultant Limitation in Addition to Architect’s Limitation. Owner understands and recognizes that Architect intends to employ consultants/sub-consultants on this Project. The limitation of liability set forth in Paragraph 7.4.1, above, shall exclude and shall not apply to any amounts paid or payable by any Consultant/Subconsultant or by any insurer on behalf of any Consultant/Subconsultant. The Limitation of each Consultant/Subconsultant shall likewise be no greater than each Consultant’s/Subconsultant’s available insurance policy limits at the time of judgment or settlement. However, the limitation of liability of each Consultant/Subconsultant shall be in addition to that of the Architect, as set forth in § 7.4.1. (By way of example only, if Architect has $1 million in available coverage, and the structural engineer has $1 million in available coverage, there is potentially $2 million available for a claim that involved the negligence of both the architect and structural engineer. However, the limitation of liability of the architect and engineer shall be applied separately and

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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distinctly from the other.).

ARTICLE 8 TERMINATION OR SUSPENSION

§ 8.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, prior to suspension of services, the Architect shall give seven days’ written notice to the Owner. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 8.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for expanses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 8.3 If the project is suspended or the Architect’s services are suspended for more than 90 consecutive days, the Architect may terminate this Agreement by giving not less than seven days’ written notice.

§ 8.4 This Agreement may be terminated by either party upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 8.5 This Agreement may be terminated by the Owner upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause.

§ 8.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Section 8.7.

§ 8.7 Termination Expenses are in addition to compensation for the services of the Agreement and include expenses directly attributable to termination for which the Architect is not otherwise compensated.

ARTICLE 9 MISCELLANEOUS PROVISIONS

§ 9.1 This Agreement shall be governed by the law of the principal place of business of the Architect, unless otherwise provided in Article 12.

§ 9.2 Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement.

§ 9.3 – Intentionally deleted -

§ 9.4 To the extent damages are covered by property insurance during construction, the Owner and Architect waive all rights against each other and against the consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

§ 9.5 The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to an institutional lender providing financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment. However, the Architect shall not be required to execute any documents subsequent to the signing of

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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this Agreement that in any way might increase the Architect’s contractual or legal obligations or risks, or adversely affect the availability or cost of its professional or general liability insurance.

§ 9.6 This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

§ 9.7 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect. The Architect’s services under this Agreement are being performed solely for the Owner’s benefit, and no other party or entity shall have any claim against the Architect because of this Agreement or the performance or nonperformance of services hereunder.

§ 9.8 The Architect and Architect’s consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

§ 9.9 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.

§ 9.10 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. The Architect shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Agreement. As used herein, the word certify shall mean an expression of the Architect’s professional opinion to the best of its information, knowledge and belief, and does not constitute a warranty or guarantee by the Architect.

§ 9.11 Any conflicts between the Professional Services Fee Proposal (annexed to this Agreement as Exhibit “A”) and the other provisions of this Agreement shall be resolved in favor of such other provisions.

ARTICLE 10 PAYMENTS TO THE ARCHITECT

§ 10.1 DIRECT PERSONNEL EXPENSE

Direct Personnel Expense is defined as the direct salaries of the Architect’s personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

§ 10.2 REIMBURSABLE EXPENSES

§ 10.2.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect’s employees and consultants directly related to the Project, as identified in the following Clauses:

.1                        transportation in connection with the Project outside of Las Vegas, authorized out-of-town travel (air travel to be limited to coach fares when available) and subsistence, and electronic communications;

.2                        fees paid for securing approval of authorities having jurisdiction over the Project;

.3                        reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;

.4                        expense of overtime work requiring higher than regular rates if authorized in advance by the Owner;

.5                        renderings, models and mock-ups requested by the Owner;

.6                        expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Architect and the Architect’s consultants subject to the prior written approval of the Owner;

.7                        reimbursable expenses as designated in Article 12;

.8                        other similar direct Project-related expenditures.

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AIA Document B151™  – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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§ 10.3 PAYMENTS ON ACCOUNT OF BASIC SERVICES

§ 10.3.1 An initial payment as set forth in Section 11.1 is the minimum payment under this Agreement.

§ 10.3.2 Subsequent payments for Basic Services shall be made monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Section 11.2.2.

§ 10.3.3 If and to the extent that the time initially established in Section 11.5.1 of this Agreement is exceeded or extended through no fault of the Architect, compensation for any services rendered during the additional period of time shall be computed as a lump sum change to the Basic Services generally consistent with the methods established in Section 11.2.2 as applied to the added durations, in so far as the added duration is limited to a timely and prudent extensions the schedule.

(Paragraphs deleted)

§ 10.4 PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

Payments on account of the Architect’s Additional Services and for Reimbursable Expenses shall be made monthly upon presentation of the Architect’s statement of services rendered or expenses incurred.

§ 10.5 PAYMENTS WITHHELD

No deductions shall be made from the Architect’s compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect has been adjudged to be liable.

§ 10.6 ARCHITECT’S ACCOUNTING RECORDS

Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of hourly rates or a mu1tiple of Direct Personnel Expense shall be available to the Owner or the Owner’s authorized representative at mutually convenient times.

ARTICLE 11 BASIS OF COMPENSATION

The Owner shall compensate the Architect as follows:

§ 11.1 An Initial Payment of Zero ($0) shall be made upon execution of this Agreement and credited to the Owner’s account at final payment.

§ 11.2 BASIC COMPENSATION

§ 11.2.1 For Basic Services, as described in Article 2, and any other services included in Article 12 as part of Basic Services, Basic Compensation shall be computed as follows:

(Insert basis of compensation, including stipulated sums, multiples or percentages, and identify phases to which particular methods of compensation apply, if necessary.)

The proposed Professional Services Fee for the Project Scope of Work Described above shall be based on a Fixed Fee amount of Two Million, Eight Hundred Ninety-Two Thousand Nine Hundred Dollars ($2,892,900.00).

§ 11.2.2 Progress payments for Basic Services in each phase shall total the following percentages of the total Basic Compensation payable:

(Insert additional phases as appropriate.)

Schematic Design Phase:	Twenty	percent	(20)%	$578,580.00
Design Development Phase:	Twenty	percent	(20)%	$578,580.00
Construction Documents Phase:	Fifty	percent	(50)%	$1,446,450.00
Bidding or Negotiation Phase:	Zero	percent	(0)%	-0-
Construction Phase:	Ten	percent	(10)%	$289,290.00
Total Basic Compensation	one hundred	percent	(100.00)%	$2,892,900.00

§ 11.3 COMPENSATION FOR ADDITIONAL SERVICES

§ 11.3.1 For Project Representation Beyond Basic Services, as described in Section 3.2, compensation shall be computed as follows:

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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§ 11.3.2 For Additional Services of the Architect, as described in Articles 3 and 12, other than (1) Additional Project Representation, as described in Section 3.2, and (2) services included in Article 12 as part of Basic Services, but excluding services of consultants, compensation shall be computed using a multiplier of two and one-half (2.5) times the Architect’s direct payroll cost.

(Insert basis of compensation, including rates and multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply, if necessary.)

Following are YWS Architects billable hourly rates for time and material services beyond those described herein:

Principal:	$280.00
Project Architect:	$185.00
Job Captain:	$125.00
Draftsman:	$100.00
Administrative:	$65.00

Design changes greater than plus or minus 10% of gross building area to the established Scope of Work are subject to a modification to the fee as outlined above. Such modifications will be submitted as a request for Additional Services.

§ 11.3.3 For Additional Services of Consultants, including additional structural, mechanical and electrical engineering services and those provided under Section 3.4.19 or identified in Article 12 as part of Additional Services, a multiple of one and one-quarter (1.25) times the amounts billed to the Architect for such services.

(Identify specific types of consultants in Article 12, if required.)

§ 11.4 REIMBURSABLE EXPENSES

For Reimbursable Expenses, as described in Section 10.2, and any other items included in Article 12 as Reimbursable Expenses, a multiple of one and one-tenth (1.10) times the expenses incurred by the Architect, the Architect employees and consultants directly related to the Project.

§ 11.5 ADDITIONAL PROVISIONS

§ 11.5.1 If the Basic Services covered by this Agreement have not been completed within eighteen (18) months of the date hereof, through no fault of the Architect, extension of the Architect’s services beyond that time shall be compensated as provided in Sections 10.3.3 and 11.3.2.

§ 11.5.2 Payments are due and payable thirty (30) days from the date of the Architect’s invoice. Amounts unpaid sixty (60) days after the invoice date shall bear interest at the rate entered below.

(Insert rate of interest agreed upon.)

10.00% per annum

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Architect’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

§ 11.5.3 The rates and multiples set forth for Additional Services shall be adjusted in accordance with the normal salary review practices of the Architect.

ARTICLE 12 OTHER CONDITIONS OR SERVICES

(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

§ 12.1 ARCHITECT’S ENGINEERS and CONSULTANTS

§ 12.1.1 The following Consultants will be provided to the Project on an as-needed basis as part of the Architect’s Design Team and the fees therefore are included in the Architect’s Compensation for Basic Services:

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

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Site Survey	IIW Engineering

Civil Engineering and Landscape Architecture	Yaggy Colby and Associates

Structural Engineering	Barker Drottar Associates

Interior Design & FFE Specifications	Studio Forma

Food Service Design	Clevenger & Associates

M/P/E, Audio/Visual, Low-Voltage, Telecommunications, Data, Security & Surveillance Engineering, Acoustics Review, Fire Alarm Specification/Performance Design and Review, Fire Sprinkler Systems Design, Layout and Review, including Head End Equipment Specifications for same.

JBA Consulting Engineers

Architectural Lighting, Theatrical Lighting & Rigging Design, Exterior Façade/Building Lighting, Site Lighting	CD+M Lighting Design Group

Exterior Closure, Roofing & Waterproofing	IBA Consultants, Inc.

Vertical Transportation Systems	HKA Elevator Consulting

Interior Signage & Way Finding	Egads!

Project Manual: and Specifications	The Spectra Group

§12.2 OWNER’S CONSULTANTS

§ 12.2.1 The following Consultants may be required for the Project and are to be provided for and paid by others as required:

Consulting Services not specifically referenced above, including (but not limited to):

•                             Traffic Impact Analysis and Report

•                             Technical Drainage Study

•                             Off-site Improvement Design (Roadway, Signal, Etc.)

•                             Fire Alarm System Engineering

•                             Fire Sprinkler Engineering

•                             Plan Check and/or Peer Review Services

All Environmental Assessment Investigations and Reports

•                             Geotechnical Engineering Services

All Franchise utility design to the project including by not limited to:

•                             Power

•                             Natural Gas

•                             Domestic Water Supply & Waste Water Treatment Systems

•                             Telecommunications and/or Data Communications

Material Handling Systems including, but not limited to:

•                             Coin & Cash Counting Equipment

•                             Baggage Handling Systems

•                             Uniform Issue Racking/Storage Systems

•                             Food Service Pulping Systems

•                             Commercial Laundry Systems

All design renderings and models as requested by the Owner (see Section 11.4 Reimbursable Expenses)

Branding

All Permit Fees

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AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

Construction Staking Services
Life Safety System Commissioning & Testing Scenarios

§ 12.3 Insurance: The Architect shall affect and maintain insurance to protect itself from claims personal injury, sickness or disease, or death of any of his employees, and for claims of damages because of injury to or destruction of tangible property including loss of use resulting therefrom; and from claims arising out of the performance of professional services caused by any errors, omissions or negligent acts of the Architect. The policies and policy limits for Architect and its Consultants are set forth in Exhibit B – Insurance for Architect and its Consultants (attached). The Architect require its Consultants to obtain and maintain insurance similar to that required of the Architect by the Owner, except as otherwise noted in Exhibit B – Insurance for Architect and its Consultants (attached). Architect shalls secure Professional Liability Insurance in the amount of One Million Dollars $1,000,000,00) and shall remain in full force and effect during the entire course of the Architect’s services on the Project and shall maintain that dollar amount of insurance for a period of seven (7) years after completion of the Project provided such coverage is reasonably available at commercially affordable premiums.

§ 12.4 Other Services: The Architect shall assist the Owner in applying for those permits and approvals normally required by law for projects similar to the one for which the Architect’s services are being engaged. This assistance shall consist of completing and submitting forms to the appropriate regulatory agencies having jurisdiction over the construction documents, and other services normally provided by the Architect and included in the scope of Basic Services of this Agreement. The Architect shall visit the Project for one full day approximately once per three (3) weeks during the term of this Agreement with a total of twenty one (21) site visits. Each such visit is included in the Basic Services and actual times and dates of travel will be adjusted per the progress of the construction.

§ 12.4.1 The Architect shall visit the Project site throughout the course of construction on twenty one (21) separate occasions as part of the Architect’s Basic Services. If additional site visits are requested by the Owner after completion of the initial twenty one (21) visits, the Architect shall be compensated for such visits on an Additional services basis per § 11.3.2. The durations of each site visit shall be a minimum of one full day on-site but may be substantially 1onger as necessary to meet Project requirements or schedule, but shall not constitute full-time representation by the Architect.

The Architect’s Consultants shall visit the Project site at the direction of the Architect and at intervals appropriate to the stage of the Contractor’s operations. Additionally, the Architect’s Consultants shall visit the Project site as necessary to meet Project requirements when requested to do so by the Owner or Contractor. All requests for Architect’s Consultants’ site visits shall be directed to the Architect. The duration of each site visit shall be a minimum of one full day on-site but may substantially longer as necessary to meet Project requirements or schedule. Each such visit is included in the Basic Services.

§ 12.5 Savings Clause: Should any provision in this Agreement be found to be unenforceable, then only that provision will be stricken and the balance of the Agreement will remain in full force and effect.

§ 12.6 Indemnification: Architect agrees, to the fullest extent permitted by law, to indemnify and hold the Owner harmless from any damage, liability or cost (including reasonable attorneys’ fees and costs of defense) to the proportionate extent caused by Architect’s willful misconduct or negligent acts, errors or omissions in the performance of professional services with respect to this Agreement or the Project.

Owner agrees, to the fullest extent permitted by law, to indemnify and hold the Architect harmless from any damage, liability or cost (including reasonable attorneys’ fees and costs of defense) to the proportionate extent caused by Owner’s willful misconduct or negligent acts, errors or omissions of Owner with respect to this Agreement or the Project.

Neither Owner nor Architect shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence or willful misconduct. The indemnity obligations provided under this section shall only apply to the extent such Claims is/are determined by a court of competent jurisdiction to have been caused by the negligence or willful misconduct of Architect or Owner.

§ 12.6.1 Subconsultant/Contractor Indemnity Agreements. The Architect agrees to obtain or cause to be obtained executed indemnity obligations within its consultant agreements from its consultants similar to those set

Init. /

AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)

forth in this Section 12.6 above requiring the consultants to indemnify the Owner as well as the Architect. Likewise, the Owner agrees to obtain or cause to be obtained executed indemnity obligations within its other consultant agreements and contractor agreement(s) similar to those set forth in this Section 12.6 above requiring such consultants and contractor(s) to indemnify the Architect as well as the Owner.

§ 12.7 Corporate Liability: It is intended by the parties to this Agreement that the Architect’s Services in connection with the Project shall not subject the Architect’s individual employees, shareholders, officers or directors to any personal legal exposure for the risks associated with this Project. Therefore, and notwithstanding anything to the contrary contained herein, the Owner agrees that as the Owner’s sole and exclusive remedy, any claim, demand or suit shall be directed and/or asserted only against the Architect entity, and not against any of the Architect’s individual employees, officers, members, shareholders, managers, or directors.

It is intended by the parties to this Agreement that the Owner’s activities in connection with the Project shall not subject the Owner’s employees, officers, members, shareholders, managers or directors to any personal legal exposure for the risks associated with this Project. Therefore, and not withstanding anything to the contrary contained herein, the Architect agrees that as the Architect’s sole and exclusive remedy, any claim, demand or suit shall be directed and/or asserted only against the Owner entity, and not against any of the Owner’s individual employees, officers, members, shareholders, managers, or directors.

§ 12.8 Existing Condition:The Architect acknowledges that the Owner does not possess and cannot provide documentation to the Architect that fully describes all existing conditions relevant to the Project. Therefore, the Architect and its consultants shall exercise due diligence and shall conduct as part of the basic services under this Agreement reasonable on-site observations as necessary to discover any existing conditions relevant to the Project that may not be documented or that may be contrary to previous assumptions. The Owner shall provide the Architect and its consultants with reasonable access to the site for all necessary observations requested by the Architect or its consultants, as the case may be. Any such observations shall be conducted in a manner that will minimize any inconvenience to the Owner and other persons at the Project.

This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT

Diamond Jo Casino – Dubuque	Youngblood Wucherer Sparer Architects, Ltd.

/s/ Kevin Fontenot	/s/ Thomas A. Wucherer
(Signature)	(Signature)
Kevin Fontenot, Executive Director – Construction & Development	Thomas A. Wucherer, AIA, Principal
(Printed name and title)	(Printed name and title)

Init. /

AIA Document B151™ – 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:18:01 on 07/03/2007 under Order No. 1000280837_1 which expires on 1/23/2008, and is not for resale.

	User Notes:	(17231848)